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                                                                     Exhibit 3.3

              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                      OF
                           SERIES A PREFERRED STOCK
                          (PAR VALUE $1.00 PER SHARE)
                                      OF
                         CHART HOUSE ENTERPRISES, INC.

                       Pursuant to Section 151(g) of the
               General Corporation Law of the State of Delaware

     Chart House Enterprises, Inc., a corporation (the "Corporation") organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by Article Fourth of the Certificate of Incorporation of the Corporation, the Board of Directors at its meeting on _________________, 2001 adopted the following resolution creating a series of [__________] shares of Senior Convertible Redeemable Preferred Stock, par value $1.00 per share, designated as "Series A Preferred Stock":

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of Article Fourth of its Certificate of Incorporation, a series of Preferred Stock, par value $1.00 per share of the Corporation is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     1. Designation and Number. The designation of the series of preferred stock fixed by this resolution shall be "Series A Senior Convertible Redeemable Preferred Stock" (hereinafter referred to as "Series A Preferred Stock" or this "Series") and the number of shares constituting such series shall be [____________].

     2. Rank. The Series A Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $.01 per share ("Common Stock") and (ii) prior to any class or series of capital stock of the Corporation hereafter created either specifically ranking by its terms junior to this Series or not specifically ranking by its terms senior to or on parity with this Series (collectively with the Common Stock, "Junior Securities"), in each case, as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

     3.   Dividends.

          (a) General Dividend Obligation. (i) The holders of shares of this Series shall be entitled to receive dividends per share at the rate (the "Dividend Rate") of 10% per annum on the Liquidation Preference (as hereinafter defined) which shall be payable in cash semi-annually in arrears, on the ____ business day of ______________ and ________ of each year, commencing in __________ 2001 (each, a "Dividend Payment Date"), provided that to the
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extent the Corporation is restricted from paying such dividends in cash by applicable law or agreements with its lenders, such dividends shall be paid on such dates by the issuance of additional shares of Series A Preferred Stock (including fractional shares) priced at the Conversion Price (as hereinafter defined) then in effect.

               (ii) In the case of the original issuance of shares of this Series, dividends shall accrue and shall be cumulative from the date of issue. Dividends payable on shares of this Series shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

               (iii) Dividends shall be payable to holders of record of this Series as they appear on the books of the Corporation on each record date, not less than 15 days nor more than 60 days preceding the date for payment thereof, as may be fixed by the Board of Directors of the Corporation.

          (b) Participation. In addition to the dividends described in paragraph (a) above, in the event that the Corporation at any time or from time to time shall declare, order, pay or make a dividend or other distribution on its Common Stock (other than a dividend payable in shares of Common Stock or in rights, options, warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock), then the holders of shares of this Series shall be entitled to receive from the Corporation with respect to each share of this Series held, a dividend or other distribution which is equivalent to the dividend or distribution that would be received by a holder of the number of whole shares of Common Stock into which a share of this Series is convertible pursuant to paragraph 5 hereof on the record date for such dividend or distribution.

          (c) Limitation on Dividends. For so long as any shares of this Series are outstanding (i) no dividend (other than a dividend payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Common Stock or other Junior Security and cash in lieu of fractional shares in connection with any such dividend) shall be declared or paid or set aside for payment on or with respect to Junior Securities, unless, in each case, the full amount of accrued and unpaid dividends (whether or not declared) on all outstanding shares of this Series for all dividend periods ending on or before the date of payment of such dividend shall have been paid or set apart for payment or contemporaneously are declared and paid, and (ii) and no payment on account of the redemption, purchase or other acquisition or retirement for value by the Corporation (except in connection with a reclassification or exchange of Junior Securities through the issuance of other Junior Securities (and cash in lieu of fractional shares in connection therewith) or in connection with any Benefit Arrangements (as hereinafter defined)) shall be made for any Junior Securities, unless approved by holders of a majority of the shares of this Series then outstanding. Subject to the foregoing limitations, dividends may be paid on the Common Stock or other Junior Security out of any funds legally available for such purpose when and as declared by the Board of Directors, provided that dividends are also paid or set apart for payment on the shares of this Series in accordance with subparagraph 3(b).

     4.   Voting Rights.

          (a) General Voting Rights. In addition to any voting rights provided by law and the special voting rights provided herein, the holders of shares of this Series shall be entitled

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to vote upon all matters upon which holders of the Common Stock have the right to vote, together with the holders of Common Stock and not as a separate class, on the basis of one vote for each share of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held of record by such holders.

          (b)  Special Voting Rights.

               (i) If and whenever at any time or times current dividends payable on shares of this Series shall have been in arrears and unpaid in any manner permitted under this Certificate of Designations, Preferences and Rights of Series A Preferred (the "Certificate") in an aggregate amount equal to or exceeding the amount of current dividends due and payable thereon for three (3) semi-annual dividend periods (consecutive or otherwise), then the number of directors constituting the Board of Directors shall be increased by two (2) and the holders of shares of this Series shall have the right, voting separately as a class, to elect two (2) directors of the Corporation to fill such newly-created directorships.

                     (A) Such special voting right may be exercised initially either at a special meeting of the holders of this Series called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting. The right of the holders of this Series to vote for the election of such members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all current dividends accumulated on this Series shall have been paid in full in any manner permitted under this Certificate, at which time the special voting rights of the holders of this Series to vote separately as a class shall terminate and, if such voting right of the holders of this Series shall have terminated, subject to the requirements of the General Corporation Law of Delaware, the term of the directors elected pursuant to subparagraph 4(b)(i) shall terminate.

                     (B) At any time when such voting rights shall have vested in holders of this Series, a proper officer of the Corporation shall, upon the written request of the record holders of at least 10% of the aggregate voting power represented by the then outstanding shares of this Series, addressed to the Secretary of the Corporation, call a special meeting of such holders for the purpose of electing directors pursuant to paragraph 4(b)(i). Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Board of Directors. If such meeting is not called by the proper officers of the Corporation within thirty (30) days after the personal service of such written request upon the Secretary of the Corporation, or within thirty-five (35) days after mailing the same within the United States of America, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the record holders of at least 10% of the aggregate voting power represented by the then outstanding shares of this Series may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided for in this subparagraph 4(b)(i)(B) or such other place as is selected by such designated stockholder.

     Any holder of this Series who would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph 4(b)(i). Notwithstanding the provisions of this subparagraph 4(b)(i)(B), no such special meeting shall be called during a period within ninety (90) days immediately preceding the date fixed for the next annual meeting of stockholders.

                     (C) At the meeting held for the purpose of electing directors at which the holders of this Series shall have the right to elect two
(2) directors as provided herein, the presence in person or by proxy of the holders of a majority of the aggregate voting power represented by the then outstanding shares of this Series shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such holders. At any such meeting or adjournment thereof the absence of a quorum having such special voting rights shall not prevent the election of directors other than those to be elected by the holders of shares having such special voting rights, and the absence of a quorum of the holders of capital stock entitled to elect directors other than those to be elected by the holders of shares having such special voting rights shall not prevent the election of directors to be elected by the holders of shares having these special voting rights. Except as otherwise required by law, in the absence of a quorum of the holders of this Series entitled to vote for the election of directors pursuant to this Section 4(b)(i), a majority of such holders present in person or by proxy shall have the power to adjourn the meeting for the special election of directors, from time to time, without notice other than announcement at the meeting, until a quorum is present.

                     (D) Any vacancy in the Board of Directors in respect of a director elected by holders of shares of this Series pursuant to the voting right created under this Section 4(b)(i) shall be filled by vote of the remaining director so elected, or if there be no such remaining director, by the holders of shares of this Series at a special meeting called in accordance with the procedures set forth in subparagraph 4(b)(i)(A), or, if no such special meeting is called, at the next annual meeting of stockholders.

               (ii) So long as any shares of this Series remain outstanding, the Corporation shall not, either directly or indirectly, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least two-thirds in number of shares of this Series then outstanding, amend, alter or repeal any of the provisions of the Certificate of Incorporation or the bylaws of the Corporation so as to affect adversely the preferences, special rights or privileges or voting powers of shares of this Series; provided, that the issuance of any class or series of capital stock of the Corporation hereinafter created specifically ranking by its terms senior to or on parity with this Series as to payments of dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be deemed, for purposes of this subparagraph (i), to affect adversely the preferences, special rights and privileges of shares of this Series.

               (iii) So long as any shares of this Series remain outstanding, the Corporation shall not, either directly or indirectly, without the affirmative vote at a meeting or written consent with or without a meeting of the holders of at least a majority of the shares of this Series then outstanding take any action which has the effect of increasing the number of shares of this Series which the Corporation is authorized to issue.


               (iv) In exercising the voting rights set forth in this paragraph 4(b), each share of this Series entitled to such voting right shall have equal voting power, notwithstanding any greater or lesser general voting powers of one or more series or classes of stock.

               (v) No consent of holders of shares of this Series shall be required for (i) the creation of any indebtedness of any kind of the Corporation, (ii) the authorization or issuance of any Junior Securities or
(iii) subject to subparagraphs 4(b)(ii) and 4 (b) (iii), the issuance of any shares of preferred stock.

     5.   Conversion Rights.

          (a) Optional Conversion. (i) Each whole share of this Series may be converted, at the option of the holder, at any time and from time to time, into fully-paid and non-assessable shares of Common Stock; provided, a holder's right to so convert shares of Series A Preferred Stock shall terminate as to shares thereof that are redeemed by the Corporation on the redemption date therefor as provided in and subject to the terms and conditions of paragraph 7 hereof. The number of shares of Common Stock to which the holder of each share of this Series shall be entitled upon conversion shall be the product obtained by multiplying the number of whole shares of this Series to be converted by the Conversion Rate. The "Conversion Price" shall be $2.25 [or if the offering price is lower, such lower amount] initially, subject to adjustment as provided in paragraph 5(e). The "Conversion Rate" shall be determined by dividing the sum of $2.25 [or if the offering price is lower, such lower amount] plus all accrued and unpaid dividends by the Conversion Price.

               (ii) A holder of shares of this Series desiring to convert all or a portion of the whole shares of this Series owned by such holder shall give written notice thereof to the Corporation. Such notice shall be accompanied by certificates, duly endorsed for conversion, evidencing the number of whole shares of this Series such holder desires to convert, together

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with cash, if any, required by subparagraph 5(c) hereof. The Corporation will, as soon as practicable thereafter, deliver to such holder or to such holder's nominee or nominees, a certificate or certificates for the appropriate number of shares of Common Stock, together with cash, as provided in subparagraph 5(d), with respect to any fractional shares otherwise issuable upon conversion and, in the event of a partial conversion, a certificate representing the balance, if any, of the whole shares of this Series represented by the surrendered certificate or certificates but not converted to Common Stock.

               (iii) If a holder has delivered notice to the Corporation of its desire to convert all or a portion of its shares of this Series, and certificates, duly endorsed for conversion in respect of such shares and cash, if any, required by subparagraph 5(c) hereof, then all shares of this Series so tendered to the Corporation shall be deemed to be no longer outstanding and, notwithstanding the failure of the Corporation to issue the Common Stock, such holder shall be deemed, for all purposes to be a holder of the number of shares of Common Stock into which the shares of this Series such holder is entitled to receive pursuant to the terms of this paragraph 5, in each case as of the close of business on the date on which such conversion notice is delivered.

          (b) Mandatory Conversion. The Series A Preferred Stock is subject to mandatory conversion as provided in this subparagraph 5(b).

               (i) (A) Conversion by the Corporation. If at any time after _____________, 2004, the closing price of the Common Stock, as reported by the New York Stock Exchange Composite Tape (or the composite reporting system of any other national securities exchange or quotation system on which the Common Stock of the Corporation is then traded or quoted) exceeds 250% of the Liquidation Preference, plus accrued and unpaid dividends, for thirty consecutive trading days, provided that a daily average of at least 100,000 shares of the Common Stock were traded during such period, and that at least 50,000 shares of the Common Stock were traded on each of such trading days, then the Corporation shall have the right, for a period of ninety (90) days thereafter, to cause the automatic conversion of all outstanding shares of this Series at the Conversion Rate then in effect. The Liquidation Preference for each share of this Series shall be $2.25 [or if the offering price is lower, such lower amount].

                    (B) Conversion by the Majority Holders. Holders of a majority of the outstanding shares of this Series at any time shall have the right to cause the conversion of all outstanding shares of this Series at the Conversion Rate then in effect by delivering written notice thereof, sent by first class mail, postage prepaid, to the Corporation.

               (ii) The Corporation shall give all holders of record of shares of this Series prior written notice of the exercise by it or the majority holders, as the case may be, of the right set forth in this subparagraph 5(b) not less than thirty (30) days prior to the date upon which such conversion shall occur. Such notice shall specify the place designated for exchanging shares of this Series for shares of Common Stock, and shall be sent by first class mail, postage prepaid, to each holder of record of shares of this Series at such holder's address as shown in the records of the Corporation.

               (iii) From and after the date of conversion, all rights of the holders of any shares of this Series, as such, shall cease and terminate, regardless of whether the holders of

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such shares of this Series have tendered their certificates therefor in accordance with this subparagraph 5(b).

          (c) Payment of Dividends. In the event that shares of this Series are surrendered for conversion on any date during the period from the close of business on a record date fixed for determining the holders entitled to receive dividends to the opening of business on the corresponding payment date designated for the payment of such dividends, the holder must also deliver to the Corporation an amount equal to the dividend payable with respect to such shares of this Series on such dividend payment date and shall continue to be entitled to receive such dividend on such dividend payment date. In the event that the date on which the shares are converted is the payment date designated for the payment of such dividends, such holder will be entitled to receive the dividend payable with respect to such shares of this Series and shall not be required to include any payment in the amount of the dividend payable with respect to such converted shares of Series A Preferred Stock.

          (d) Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon conversion of this Series but, in lieu thereof, shall pay to a holder cash in an amount equal to such fraction multiplied by the closing price of the Common Stock, as reported by the New York Stock Exchange Composite Tape (or the composite reporting system of any other principal national securities exchange or quotation system on which the Common Stock is then listed or quoted) on the trading day prior to the date on which the shares are converted.

          (e) Conversion Price Adjustments. (i) If, prior to the date on which all shares of this Series are converted or redeemed, the Corporation shall (1) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (2) subdivide its outstanding Common Stock, (3) combine its outstanding Common Stock into a smaller number of shares of Common Stock or (4) issue by reclassification of its Common Stock other securities of the Corporation, the Conversion Price in effect at the opening of business on the record date for the determination of stockholders entitled to participate in such transaction shall thereupon be adjusted, or, if necessary, the right to convert shall be amended, such that the number of shares of Common Stock receivable upon conversion of the shares of this Series immediately prior thereto shall be adjusted so that the holder shall be entitled to receive, upon the conversion of such shares of this Series, the kind and number of shares of Common Stock or other securities of the Corporation which it would have owned or would have been entitled to receive after the happening of any of the events described above had its shares of this Series been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subparagraph 5(e)(i) shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event. No adjustment with respect to any cash dividends (made out of current or accumulated earnings) on shares of Common Stock shall be made.

               (ii) Except in respect of transactions described in subparagraph 5(e)(i) above, if, prior to the date on which all shares of this Series are converted or redeemed, the Corporation shall sell or issue Common Stock or rights, options, warrants or convertible securities (or rights, options or warrants to purchase convertible securities) containing the right to subscribe for or purchase shares of Common Stock (collectively, "Rights"), and the sale or

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issuance price per share of Common Stock (or in the case of Rights, the sum of the consideration paid or payable for any such Right entitling the holder thereof to acquire one share of Common Stock and such additional consideration paid or payable upon exercise or conversion of any such Right to acquire one share of Common Stock) is less than the lower of the then current Conversion Price or the closing price of the Common Stock (as reported by the New York Stock Exchange Composite Transactions or any other national securities exchange or quotation system on which the Common Stock is then listed or quoted) for the trading day immediately preceding the dates of such sale or issuance (the "Current Common Stock Price"), the Conversion Price shall thereupon be adjusted such that the number of shares of Common Stock receivable upon conversion of the Series A Preferred Stock shall be the number determined by multiplying (1) the number of shares of Common Stock receivable upon conversion of the shares of this Series immediately prior to such issuance or sale by (2) a fraction (not to be less than one) with a numerator equal to the product of the number of shares of Common Stock outstanding after giving effect to such sale or issuance (and assuming, in the case of Rights that such Rights had been fully exercised or converted, as the case may be) and the Current Common Stock Price and a denominator equal to the sum of (x) the product of the number of shares of Common Stock outstanding immediately before the issuance or sale or the record date, as the case may be, multiplied by the Current Common Stock Price and (y) the aggregate consideration received or deemed to be received by the Corporation for the shares of Common Stock to be issued or sold or to be purchased or subscribed for upon exercise of such Rights. For the purposes of such adjustments, the Common Stock which the holders of any such Rights shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such issuance or sale or the record date, as the case may be.

               (iii) Except in respect of transactions described in subparagraph 5(e)(i) above, if, prior to the date on which all shares of this Series are converted or redeemed, the Corporation shall declare, order, pay or make a dividend or other distribution (including without limitation any distribution of cash, other or additional stock or other securities or property or options, by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement or otherwise, but excluding dividends on the Common Stock described in paragraph 3(b) or in the last sentence of subparagraph 5(e)(i)), then, in each case, the Conversion Price shall thereupon be adjusted such that the number of shares of Common Stock thereafter receivable upon the conversion of shares of this Series shall be determined by multiplying (1) the number of shares of Common Stock theretofore receivable upon conversion of the shares of this Series by (2) a fraction of which the numerator shall be the then Conversion Price on the record date for the determination of stockholders entitled to receive such dividend or other distribution, and of which the denominator shall be such Conversion Price on such date minus the amount of such dividend or distribution applicable to one share of Common Stock. The Board of Directors of the Corporation shall determine the amount of such dividend or distribution allocable to one share of Common Stock and such determination, if reasonable and based upon the Board of Directors' good faith business judgment, shall be binding upon the holder. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

               (iv) Upon the expiration of any Rights, if such shall not have been exercised, the Conversion Price, to the extent that shares of this Series have not been converted

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or redeemed, shall, upon such expiration, be readjusted and shall thereafter be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (1) the fact that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such Rights and (2) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation (including for purposes hereof, any underwriting discounts or selling commissions paid by the Corporation) for the issuance, sale or grant of all such Rights, whether or not exercised; provided, that no such readjustment shall have the effect of increasing the Conversion Price by a proportion (relative to the Conversion Price in effect immediately prior to such readjustment) in excess of the inverse of the aggregate proportional adjustment thereof made in respect of the issue, sale, or grant of such Rights.

               If the consideration provided for in any Right or the additional consideration, if any, payable upon the conversion or exchange of any right shall be reduced, or the rate at which any Right is exercisable or convertible into or exchangeable for shares of Common Stock shall be increased, at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, effective concurrently with each such change, the Conversion Price then in effect shall first be adjusted to eliminate the effects (if any) of the issuance (or deemed issuance) of such Right on the Conversion Price and then readjusted as if such Right had been issued on the date of such change with the terms in effect after such change, but only if as a result of such readjustment the Conversion Price then in effect hereunder is thereby reduced.

               (v) For the purposes of this paragraph 5: (x) the consideration for the issue or sale of any additional shares of Common Stock shall, irrespective of the accounting treatment of such consideration, be deemed to be the consideration actually received by the Corporation and (1) insofar as it consists of cash, be computed at the net amount of cash received by the Corporation, plus any expense paid or incurred by the Corporation and any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale, (2) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Corporation, and (3) in case additional shares of Common Stock are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (1) and (2) above, allocable to such additional shares of Common Stock, all as determined in good faith by the Board of Directors of the Corporation; (y) additional shares of Common Stock deemed to have been issued pursuant to subparagraphs 5(e)(iv) relating to Rights, shall be deemed to have been issued for a consideration per share determined by dividing
(1) the total amount, if any, received by the Corporation as consideration for the issue, sale or grant of the Rights in question, less the value of the Rights not actually received by the Corporation as consideration therefor, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Corporation upon the exercise, conversion or exchange of such Rights or, in the case of Rights which are rights, options or warrants for convertible securities, the exercise of such Rights for convertible securities and the conversion or exchange of such convertible securities, in each case computing such

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consideration as provided in the foregoing clause (x) of this subparagraph
5(e)(v), by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for subsequent adjustment of such number to protect against dilution) issuable upon the exercise, conversion or exchange of such Rights; and, (z) additional shares of Common Stock deemed to have been issued pursuant to subparagraph 5(e)(i) and (iii), relating to stock dividends, stock splits, etc., shall be deemed to have been issued for no consideration. For the purposes of this paragraph 5, the term "Common Stock" shall mean (i) the class of stock designated as Common Stock in the Certificate of Incorporation of the Corporation as may be amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassification of such Common Stock consisting solely of changes in par value or from par value to no par value, or from no par value to par value.

               (vi) No adjustment in the Conversion Price shall be required unless explicitly provided for in this paragraph 5 and unless such adjustment (plus any adjustments not previously made by reason of this subparagraph 5(e)(vi)), would require an increase or decrease of at least five percent (5%) in such price; provided, that any adjustments which by reason of this subparagraph 5(e)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph 5(e)(vi) shall be made to the nearest cent.

               (vii) No adjustment shall be made (1) upon conversion of the Series A Preferred Stock, (2) upon exercise of options and/or warrants of the Corporation outstanding on the date hereof, (3) in respect of options, stock or other stock-based benefits hereafter granted to employees, officers or directors of or consultants to the Corporation, pursuant to stock option plans or other plans, programs or agreements in effect on the date hereof or hereafter adopted ("Benefit Arrangements"), (4) in respect of dividends or distributions declared, ordered, paid or made on the Common Stock in which shares of this Series may participate pursuant to subparagraph 3(b), and (5) in respect of any dividend of rights pursuant to a "poison pill" rights plan.

               (viii) Whenever the Conversion Price is adjusted pursuant to any of the foregoing provisions of this paragraph 5, the Corporation shall forthwith prepare a written statement signed by the president or any vice president and the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Corporation, setting forth the adjusted Conversion Rate determine as provided in the paragraph 5, and in reasonable detail the facts requiring such adjustment. Such statement shall be filed among the permanent records of the Corporation and a copy thereof shall be furnished to any holder requesting the same, and shall at all reasonable times during business hours be open to inspection by the holders. Within 10 days of the event requiring an adjustment, the Corporation shall also cause a notice, stating that such an adjustment has been made and setting forth the adjusted Conversion Rate, to be mailed, first-class, postage prepaid, to all then holders of record at their addresses as the same appear on the stock records of the Corporation.

          (f) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number or shares of Common Stock deliverable upon the conversions of all the then outstanding shares of this Series (including all shares issuable in payment of dividends) and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation to validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A Preferred Stock. The Corporation shall use its best efforts to obtain, prior to or concurrently with the first issuance of this Series, the authorization for the listing of such shares and the shares of Common Stock issuable upon conversion of this Series on The New York Stock Exchange and shall use its best efforts to maintain for as long as any share of this Series shall be outstanding such authorization or authorization for the listing of such shares on a national securities exchange or quotation system. The Corporation shall pay any and all transfer, stamp and other like taxes that may be payable in respect of the issuance or delivery to a holder of shares of Common Stock or conversion of the Series A Preferred Stock by such holder.

     6.   Liquidation; Company Sale.

          (a) Priority. If (i) the Corporation liquidates, dissolves or is wound up, or (ii) the Corporation consolidates or merges into or with any other corporation or corporations or any other entity or entities, or (iii) the Corporation sells or transfers all or substantially all its assets, or (iv) a majority of the then outstanding capital stock of the Corporation is sold in a transaction, and in the case of clause (ii) hereof, such transaction results in the stockholders of the Corporation immediately prior to the transaction possessing less than fifty percent (50%) of the voting securities of the surviving entity, or in the case of clause (iii) hereof, of the entity owning such assets (a transaction described in clause (i) hereof being referred to as a "Liquidation" and a transaction described in clauses (ii), (iii) or (iv) hereof being referred to as a "Company Sale"), then, subject to the conversion right of this Series provided in paragraph 5(a), the holders of the shares of this Series shall be entitled to receive, before any distribution or payment is made upon the Common Stock or any other Junior Securities, an amount per share equal to the greater of:

          (x) $2.25 [or if the offering price is lower, such lower amount], plus all accrued but unpaid dividends to such date (collectively, the "Liquidation Payments"), plus, if after the Liquidation Payments are made to the holders of the shares of this Series, there are any remaining assets and funds of the Corporation, such assets and funds shall be distributed to holders of this Series and the Common Stock and any Junior Securities, ratably, on the basis that all shares of this Series are deemed to have been converted into Common Stock in accordance with the terms hereof; provided, however, that such distributions to holders of shares of this Series (the "Participating Liquidation Payments") shall not exceed $4,000,000 in the aggregate, reduced by the product of (A) the number of shares of this Series converted into Common Stock prior to the date of such distribution, multiplied by (B) a fraction, the numerator of which is $4,000,000, and the denominator of which is the total number of shares of this Series issued upon subscription therefor in the rights offering of such shares to the stockholders of the Corporation to be made on or about ______________, 2001, and excluding any shares of this Series issued thereafter, including any such shares issued as dividends pursuant to subparagraph 3(a)(i) hereof; or

          (y) the amount determined by dividing (A) the total consideration paid or payable in respect of the Liquidation or Company Sale, whether such consideration is in the form of cash, notes, earn-out payments, securities or other property of any kind whatsoever, by (B) total number of shares of Common Stock and any Junior Securities on the basis that all shares of this Series are deemed to have been converted into Common Stock in accordance with the terms hereof. From and after the date of a Liquidation or Company Sale, all rights of the holders of any shares of this Series, as such, shall cease and terminate, such shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor other than the payments provided for herein.

          (b) Notice. Written notice of a Liquidation or a Company Sale, stating a payment date, the estimated amount of the payments to be made in connection therewith and a description of the calculation thereof, and the place where such payments shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to the payment dated stated therein, to each holder of record of this Series at such holder's address as the same appears on the stock records of the Corporation.

     7.   Redemption.

          (a) Optional Redemption by the Company. (i) All, but not less than all, of the shares of this Series may be redeemed, at the option of the Company, on or before July 1, 2007, if at any time after _______, 2002, the Corporation shall have consummated an underwritten public offering of equity securities which results in gross proceeds to the Corporation of at least an amount sufficient to pay off all outstanding indebtedness of the Corporation under the Amended and Restated Subordinated Promissory Notes of the Corporation dated February ___, 2001 and to pay the amounts necessary to redeem all of the outstanding shares of this Series in accordance with this paragraph 7(a) (the "Underwritten Offering"), and either the price of the securities sold in the Underwritten Offering, or the average of the high and low sales prices of the Common Stock on the day of the Underwritten Offering, is not less than the Conversion Price than in effect.

               (ii) If the Corporation desires to redeem all of the shares of this Series pursuant to subparagraph 7(a)(i) hereof, it shall give written notice thereof to all holders of such shares, accompanied by instructions concerning delivery of the certificates representing such shares. Such notice shall be given with ninety (90) days after the closing of the Underwritten Offering.

               (iii) The redemption price for the Preferred Shares pursuant to subparagraph 7(a)(i) shall be equal to the Liquidation Preference, plus accrued and unpaid dividends, multiplied by the following respective amounts:

                      Redemption Dates on or before July,
                      -----------------------------------

2003           2004           2005           2006           2007
----           ----           ----           ----           ----
1.50x          1.85x          2.25x          2.75x          3.40x

          (b) Effect of Redemption. (i) If notice shall have been given as provided in subparagraph 7(a)(ii) and the Corporation shall have set apart or provided monies at the time and place specified for the payment of the redemption price pursuant to such notice, including any accrued and unpaid dividends, then from and after the redemption date, whether or not certificates for such shares have been surrendered for cancellation, dividends on the shares of this Series so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price without interest thereon) shall cease; provided that the Corporation shall not be required to redeem any shares of this Series which have been converted to Common Stock prior to the close of business on the redemption date. Upon surrender to the Corporation or its designated agent (in accordance with the notice) of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof.

               (ii) Any shares of this Series which have been redeemed or converted shall, after such redemption or conversion, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed as of this __ day of ___________________, 2001.



                              CHART HOUSE ENTERPRISES, INC.


                              By: _____________________________________
                                  Name:________________________________
                                  Title:_______________________________